Exhibit 10.4

Certain identified information in this document has been excluded because it is both (i) not material and (ii) is the type of information the issuer both customarily and actually treats as private and confidential. [***] indicates where such information has been omitted.

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”) is effective as of January 6, 2021 (the “Effective Date”), and is by and between Savara Inc. (“Client”), a Delaware corporation with a principal place of business at 6836 Bee Cave Road, Building 3, Suite 200, Austin, TX 78746, and Parexel International (IRL) Limited (“Parexel”), a company organized under the laws of Ireland with a registered address at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland.

BACKGROUND

Parexel is a contract research organization providing a full range of contract research organization services for companies such as Client. Client and Parexel wish to enter into this Agreement to provide the terms and conditions under which Client may engage Parexel or its Affiliates (as defined below) from time to time, upon execution of a Work Order (as defined below), to provide services for Client’s studies or projects as identified in the relevant Work Order.

NOW THEREFORE, the parties agree as follows:

1.	DEFINITIONS

1.1.“Affiliate” means (a) in relation to Client, any company, partnership or other entity that directly or indirectly controls, is controlled by, or is under common control with Client and (b) in relation to Parexel, any direct or indirect subsidiaries of Parexel International Corporation or any company, partnership or other entity that is managed by such direct or indirect subsidiaries.  For purposes of this definition, “control” means the beneficial ownership of more than fifty percent (50%) of the issued voting shares or the legal power to direct or cause the direction of the general management of the company, partnership or other entity in question, and “controlled” shall be construed accordingly.

1.2.“Applicable Law” means any international, national, federal, state, provincial, commonwealth, or local government law, statute, rule, requirement, code, regulation, or ordinance that applies to either party or to a Project, the Services, or this Agreement, as well as the current good clinical practices guidelines of the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Topic E6: Guidelines on Good Clinical Practice (“ICH/GCP”), and applicable version(s) of the World Medical Association Declaration of Helsinki, and, where applicable, rules governing distribution practice,  manufacturing practice and good laboratory practice, and rules governing the collection and processing of Personal Data (including Data Protection Law) and the collection and storage of human tissue samples and the performance of DNA testing.

1.3.“Client Inventions” shall have the meaning given in Section 7.1.

1.4.“Covered Data” means Personal Data Processed on Client’s behalf in connection with the performance of the Services as such Personal Data is set out in a Work Order or other mutually agreed written documentation, together with any other categories of Personal Data that are reasonably necessary to perform the Services.

1.5.“Direct Competitors” means for Parexel a third party or third parties who provide similar services to the services that Parexel provides to the pharmaceutical, medical device and biotechnology industry, excluding third parties whose primary business is quality assurance audits.

1.6. “Data Protection Law” means all applicable data protection law, including GDPR and the Health Insurance Portability and Accountability Act; and the terms ‘controller’ and ‘processor’ shall have the meanings given to them under GDPR.

1.7.“GDPR” means the General Data Protection Regulation (Regulation (EU) 2016/679.

1.8.“Personal Data” has the meaning given to that term under Data Protection Law (and, in the event of any conflict or inconsistency between applicable data protection laws, the meaning under GDPR will prevail to the extent of such conflict or inconsistency).

1.9.“Process” has the meaning given to that term under GDPR.

1.10.“Protocol” means a detailed written plan for the conduct of a clinical trial.

1.11.“Project” means a clinical trial of Client described by a Protocol or such other project for Client with respect to which Parexel provides Services pursuant to a Work Order.

1.12.“Regulatory Authority” means any supra-national, national or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) of any government of any country having jurisdiction over any of the activities contemplated by this Agreement, including without limitation, the European Medicines Agency and the United States Food and Drug Administration.

1.13.“Study Data” shall have the meaning given in Section 7.1.

1.14.“Study Drug” or “Study Device” means all medications or medical devices used in a Project.

1.15.“Study Materials” means the Study Drug, Study Device and other supplied products and materials, including but not limited to an investigational or marketed pharmaceutical product (other than a Study Drug or Study Device) used as a reference in a Project.

2.	SERVICES

2.1.Parexel will provide to Client the services set forth in the work order(s) executed by both parties (“Work Order”), substantially in the form of Attachment A hereto (“Services”).  Parexel shall perform the Services in compliance with: (i) the Protocol, (ii) the terms and conditions of this Agreement, (iii) the terms and conditions of the applicable Work Order, (iv) Parexel’s standard operating procedures (“SOPs”), which shall have been reviewed and agreed upon by Client, including any deviations thereto that would impact a Project, (v) all Applicable Laws and (vi) if agreed upon with Parexel, Client’s reasonable written instructions. If any term in a Work Order conflicts with this Agreement, this Agreement will control except to the extent that the Work Order expressly states that such conflicting term prevails over this Agreement.  To the extent that any Services relate to scientific matters, the Protocol will control the performance of such Services, and will take precedence over all other Project documents for such Services.  Notwithstanding anything to the contrary in this Agreement, neither party nor its Affiliates shall have an obligation to order or provide Services in the absence of an executed Work Order.

2.2.Client and Parexel agree that any change to the details of a Work Order by Client or Parexel, or changes to Applicable Law directly impacting the Services and not anticipated by a Work Order, may require changes to the description of Services, budget, estimated timelines, or payment schedule.  Any such required changes shall, if the parties agree to such changes, be reflected in either (i) an approved entry in a Change in Scope Log (“CIS Log”), in accordance with and in the form set forth in Attachment B, or (ii) a written amendment to the Work Order (a “Change Order”), in accordance with and in the form set forth in Attachment C.  The parties to the Work Order agree to process such changes as follows:

(a)

For each Work Order, Parexel shall generate and maintain a CIS Log showing all changes to the scope of Services and any associated changes to the budget.  After each new entry, Parexel shall forward the updated CIS Log to Client and Client shall review the CIS Log and request any changes in writing within ten (10) business days of receipt of the CIS Log.  A Client employee set forth in the Work Order which may be updated in writing by Client as necessary (“Savara Representative”) shall promptly (but not later than fifteen (15) business days after receipt) sign each applicable line item if such item is approved by Client.  Upon approval by Client the amended scope of Services and any associated changes to the budget as reflected in signed CIS Log entries will be binding on both parties and shall be implemented.  Once the aggregate amount of the CIS Log reaches a threshold that will be specified in the applicable Work Order, or if regulatory reasons require that the parties execute a Change Order, then a formal Change Order will be prepared, and signed by both parties. If any changes happen in such [***] period, a Change Order will be prepared irrespective of the threshold at the end of every [***] or as otherwise agreed upon in the respective Work Order, as well as upon the completion of Services.

(b)

Parexel shall not be required to perform any services or incur any expenses that are not specifically set forth in a Work Order unless and until a Change Order is executed by the parties to the Work Order or a CIS Log is approved by the Client as set forth above in this Section.

2.3.If Parexel performs any changes in good faith upon Client’s written request from the Savara Representative before the applicable entries in the CIS Log are approved or the applicable Change Order is executed, then Client will pay Parexel for the performance of such changes and any expenses related thereto. Upon request, Parexel will provide Client with [***]. In addition, if Client fails to approve a duly submitted CIS Log entry within [***] after Parexel has submitted such request, and/or if the parties fail to execute a formal Change Order within [***] after such formal Change Order has been submitted by Parexel to Client, then Parexel reserves the right, upon written notice to Client, to immediately terminate said activities.

2.4. If Parexel provides any Services in good faith upon Client’s written request either (a) prior to execution by both parties of a start-up Work Order for such Services at the start of Parexel’s engagement, or (b) following expiration of the start-up Work Order but prior to execution by both parties of a full Work Order for such engagement, then, in either such case, Client shall pay Parexel for the performance of such Services and any expenses related thereto, and all terms and conditions of this Agreement shall apply to such Services to the same extent as if such Services had been performed while the applicable start-up Work Order (or full Work Order, as the case may be) was executed and in full force and effect. In addition, Client acknowledges that Parexel is under no obligation to provide Services under either scenario (a) or (b) set forth in the preceding sentence, and Client agrees that Parexel may immediately terminate said activities at any time prior to the execution by both parties of the applicable start-up Work Order or full Work Order (as the case may be).

2.5.Parexel may use its Affiliates to perform any of its obligations under this Agreement or any Work Order In addition, any Affiliate of either party may execute a Work Order pursuant to this Agreement.  Wherever an Affiliate of either party enters into a Work Order, for the purposes of such Work Order, all references in this Agreement to Client or Parexel, as the case may be, shall be read as if they were a reference to that Affiliate only, and only that Affiliate shall be deemed the party to this Agreement for the purpose of the Services provided under such Work Order.  In all cases, Parexel is [***].

2.6.If, as part of the Services, Parexel provides online access to any software tools developed by Parexel (the “Software”), then the following terms and conditions shall apply: Client shall not copy, modify, transcribe, translate, sell, lease, rent, share, offer a subscription service or service bureau, or assign, or in any way transfer the Software or access to the Software, or any interest thereto, or use the Software for any purpose other than for Client’s business purposes relating to the Project.  Client shall not reverse engineer, disassemble or decompile the Software, except to obtain information necessary to provide programs interoperable with the Software, and provided that Client first requests from Parexel such information and Parexel is unable or unwilling to provide the information within a reasonable period of time.  Client acknowledges that the Software is Parexel Intellectual Property (as defined in Section 7.2).

2.7.Each Work Order will identify certain key personnel as mutually agreed upon by Client and Parexel (collectively, “Key Personnel”). Parexel recognizes that Client’s entry into this Agreement is based in part on Client’s reliance upon the assignment of such Key Personnel to Client’s Projects. Parexel agrees [***]. Notwithstanding the foregoing, Client recognizes that [***]. Whenever practicable, Parexel shall give Client [***] notice prior to the departure of any Key Personnel from Client’s Projects, and shall propose replacement personnel. Client shall have the right to approve or reject any replacement Key Personnel at its reasonable discretion, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, that Parexel shall not be liable for any delays caused by Client’s rejection of any Key Personnel. In addition, Client may request replacement of Key Personnel by written notice to Parexel if Client reasonably believes that Key Personnel are not performing Services to the reasonable satisfaction of Client. Parexel is responsible for [***].  Parexel shall submit the names and qualifications of proposed replacement Key Personnel to Client, Client will have [***] to approve such Key Personnel.

2.8.Obligations transferred to Parexel under a Work Order in accordance with 21 C.F.R. 312.52 will be set forth in a “Transfer of Obligations under 21 C.F.R. 312.52 and Applicable Foreign Equivalents” (“TORO”). Parexel will assume responsibility for transferred obligations set forth in the TORO and agrees to diligently carry out such transferred obligations in accordance with this Agreement and the applicable Work Order.

2.9.Client acknowledges and agrees that, unless set forth in a Work Order, this Agreement does not cover certain specialized services (“Specialized Services”) which Parexel may provide in particular countries where a Project is conducted, such as, but not limited to, serving as legal representative, local sponsor, agent, qualified person, or senior scientific officer, and agrees that any such Specialized Services shall require and be subject to the parties’ execution of a separate services agreement with respect to such Specialized Services.   The parties will use commercially reasonable efforts to execute those Specialized Services Agreements determined by the parties to be necessary or desirable to enable the performance of Client’s Projects promptly following the determination by Client in consultation with Parexel that such Specialized Services Agreement is necessary.

2.10.Client shall provide to Parexel, in advance of the execution of a Work Order, all information reasonably available to Client regarding known or reasonably foreseeable hazards (in particular safety and toxicology data) associated with any of the Study Materials, and thereafter any information that Parexel may reasonably request.

2.11.Client and Parexel agree that in those cases in which a Clinical Pharmacology Unit of Parexel conducts a Project or provides Services, the parties shall negotiate additional terms tailored to such Study or Services, and if they agree on the terms, shall memorialize them in an addendum hereto or in the applicable Work Order.

2.12.Client and Parexel agree that those cases where Services are identified in the relevant Work Order as clinical trial supplies and logistics services, the terms of Attachment D attached hereto shall also apply to those Services.

2.13.Parexel will perform the Services in accordance with Parexel’s SOPs, report and file templates, personnel training curriculum and systems, unless specifically stated otherwise in a Work Order.  Parexel’s SOPs shall follow Applicable Law.  To the extent not set forth in a Work Order, any Client request to use Client’s SOPs or otherwise deviate from Parexel’s SOPs or to require Parexel personnel to access or track training in Client’s systems may result in a modification of the budget if such requests would result in rework or changes to the resource assumptions contained within the budget.  Upon Client’s reasonable request, Parexel will provide Client with access to SOPs either on site or electronically pursuant to Parexel’s policies.

2.14.The parties will establish an executive committee (the “Executive Committee”) that comprises at least one executive or corporate officer of each Party, as well as certain Key Personnel and Savara Representatives.  The Executive Committee will provide a functional mechanism for Client’s oversight of the Services in accordance with the Agreement, the applicable Work Orders, and Applicable Law.  The Executive Committee will function at a strategic relationship level, across Projects and Studies for ongoing, overall assessment of Parexel’s performance of the Services to ensure compliance with regulatory requirements and obligations under this Agreement and Work Orders, as well as identification and resolution of project level and/or cross-project systemic issues.  The composition of the Executive Committee and the scope and description of its activities will be determined by Client and confirmed by mutual agreement of the parties and may be documented in an ancillary document or plan.

3.	THIRD-PARTY AGREEMENTS

3.1.If Client requests in writing that Parexel use a particular provider of materials or services in connection with the Services (a “Client-Designated Vendor”), then Parexel will contract with such Client-Designated Vendor unless Parexel [***], in which case Client may contract directly with such Client-Designated Vendor.  Parexel shall not (a) have responsibility for the selection, instruction or supervision of any Client-Designated Vendor, or (b) be responsible for the acts, omissions, or performance (including willful misconduct) to the extent attributable to any Client-Designated Vendor. All Client Designated Vendor costs will be treated as a Pass Through Expenses and Parexel shall be responsible for payment to such Client Designated Vendor to the extent that Parexel has entered into a contract with such Client Designated Vendor or Parexel has agreed to act as payment agent pursuant to Section 4.5 and a Work Order.

3.2.Parexel will not subcontract or assign or delegate any Services to any third party, including any subcontractor, without first obtaining Client’s written consent, which consent may be evidenced in the Work Order or Change Order.  Any such third party shall be a “Subcontractor.”  Parexel is responsible for [***].  For avoidance of doubt, [***]. Parexel will make reasonable effort to allow Client to audit the records of the Services and inspect the facilities (if applicable) of its Subcontractors and any Client-Designated Vendors performing Services in support of the Project where such Services are performed. To the extent practicable, Parexel will [***]. Parexel shall use commercially reasonable efforts to [***] in the event of a breach by such third party.  In the event of such a breach, Parexel shall [***].

3.3.If pursuant to the applicable Work Order, or as otherwise contracted, Parexel will negotiate clinical trial agreements (“Clinical Trial Agreements”) with investigators, hospitals and/or research institutions (collectively, “Sites”) on Client’s behalf, using form(s) approved by Client and following any negotiation parameters provided by Client. Client shall have the right to approve all finalized Clinical Trial Agreements prior to execution.  Parexel shall not, unless required by Applicable Law or as otherwise mutually agreed, be a party to any Clinical Trial Agreement.

3.4If contracted to do so as part of the Services, Parexel will administer and disburse Investigator Grants as described in the applicable Work Order.  Client will provide funds to Parexel in advance as set out in the Work Order. Parexel will provide quarterly standard reporting on accruals and forecasts to support any requested advance of any Investigator Grants. Parexel is not obligated to pay Investigator Grants if Client has not made sufficient advance funds available to Parexel to cover the Investigator Grants incurred by Parexel as set forth in the Work Order. If Client does not provide funds required by the Work Order to cover Investigator Grants incurred by Parexel, Client agrees that Parexel will not be responsible for any resultant delays in a study or Project.  In no event will a Site or Site employee or contractor (such as a Principal Investigator) be construed to be Parexel’s or Client’s employee, subcontractor, agent, consultant, or representative. For the purposes of this section, “Investigator Grants” means all fees and expenses payable to investigators, hospitals and/or research institutions pursuant to a Clinical Trial Agreement.

4.	PAYMENTS

4.1.Client will pay to Parexel the Service fees specified in the applicable Work Order up to the amount of the budget therein.  Parexel understands and agrees that fees and payment schedules shall be set forth in a Work Order.  Both parties agree to [***]. In addition to the payment of Service fees, Client will pay or reimburse Parexel for all items specifically set forth in the Budget as “Pass Through Expense.” Examples of “Pass Through Expenses” may include: Investigator Grants and reasonable out-of-pocket expenses, including without limitation, printing, shipping, wire transfer fees, telephone, travel and lodging, incurred by Parexel or its Affiliates in providing the Services and any other payments made by Parexel or its Affiliates to third parties in connection with the Services and in each case set out in the budget (“Pass-Through Expenses”) which [***].  For clarity, [***].  All Pass-Through Expenses will be invoiced [***].

4.2.All invoiced amounts for Services performed in accordance with the terms and conditions of this Agreement and any Work Order are due net [***] from the receipt (including electronic receipt) of Parexel’s invoice plus [***].  If Client identifies items in an invoice which are disputed, Client will notify Parexel in writing, noting its objection to the disputed item(s) with specificity, within [***] of the date of the invoice. If a dispute arises after the payment of an invoice, the parties will enter into good faith negotiations to resolve such dispute [***].  All disputes of which Client notifies Parexel in accordance with this Section shall be addressed as set forth in Section 18 below.  Client will pay any undisputed portions of any invoice per the agreed upon payment terms.   Parexel may charge interest on any unpaid invoice (including any undisputed portion of a disputed invoice) at the rate of [***] until such invoice(s) is paid in full.  Payments will be made to Parexel in accordance with the instructions set forth in the applicable Work Order or such other written instructions as may be provided by Parexel from time to time.

4.3.Each party will be responsible for any taxes based on its own net income/profits and those of its Affiliates. All other taxes and duties incurred by Parexel or its Affiliates, including those pertaining to Parexel’s Service fees or Pass-Through Expenses or incurred on the movement of Client’s Study Materials (“Taxes”), will be the responsibility of Client and such Taxes are not included in any such fees or expenses.  Parexel shall be entitled to invoice Client in respect of such Taxes without mark-up and Client shall pay to Parexel such Taxes in addition to any other payments due to Parexel.  Parexel will reasonably cooperate with requests by Client to provide information or documents within Parexel’s control, at Client’s reasonable expense, to enable to Client to recover Taxes related to the Services provided under a Work Order to the extent permitted by law.

4.4.All payments due hereunder in accordance with the payment schedule of the applicable Work Order shall be made by Client in the currency that is used in the applicable Work Order (the “Work Order Currency”).  The parties to the Work Order acknowledge and agree that all amounts set forth in the Work Order shall be in Work Order Currency.  In determining the amount payable by Client under a Work Order for Pass-Through Expenses incurred by Parexel in a currency other than the Work Order Currency, Parexel will use a rate of exchange based on the www.oanda.com exchange rate on the date such Pass-Through Expenses are incurred by Parexel.

4.5.In addition to the requirement that Client advance funds for Investigator Grants as set forth in Section 3.4, to the extent that Parexel has agreed to act as payment agent for Client with respect to any third parties, or to the extent that Parexel has agreed to advance any payments to third parties in respect of Pass-Through Expenses, Parexel shall only be obligated to make such payments to third parties to the extent that Client has provided funds to Parexel for such payments in advance as set forth in the Work Order.  In the event the funds advanced by Client as set out in the Work Order are expected to be insufficient to cover such payment, Parexel shall invoice Client for the additional amount required to meet such shortfall, and will provide reasonable documentation to support such amount. Client will pay to Parexel the additional amounts required in accordance with the payment terms set forth in Section 4.2. If Client does not provide funds in time to enable Parexel to make timely payments, the Client agrees to be liable for and to reimburse Parexel for any interest and other charges, costs, fees and expenses incurred by Parexel because of such late payment.

4.6.If Parexel does not perform a part of the Services as required under this Agreement, or if Parexel’s performance of such part of the Services does not comply with this Agreement, and in either case, [***] then upon the parties mutual agreement, Parexel may [***].  If Parexel’s performance is rendered impossible, [***], then Parexel may [***].

5.	TERM AND TERMINATION

5.1.This Agreement will commence on the Effective Date and will terminate on the fifth (5th) anniversary of the Effective Date unless earlier terminated in accordance with this Agreement or extended by mutual signed written agreement of the parties.  Any Work Order, the duration of which extends beyond the expiration or termination of this Agreement, will continue to be performed for the term of such Work Order, and will continue to be governed by the terms of this Agreement, which terms shall remain in effect beyond the expiration or termination of this Agreement solely with respect to such Work Order.

5.2.Either party to this Agreement and/or any individual Work Order(s) may immediately terminate this Agreement and/or such individual Work Order(s), and/or Parexel may suspend performance of Services, for a material breach of this Agreement or the applicable Work Order(s) by the other party (the “Breaching Party”), provided that the Breaching Party fails to cure such material breach within ninety (90) days (or 30) days for payment breaches) after receipt of written notice specifying such material breach.

5.3.Either party to this Agreement and/or any individual Work Order(s) may immediately terminate this Agreement or such Work Order upon written notice to the other party upon the happening of any of the following events: (a) if continuation of the Services would pose an undue risk to the health and/or wellbeing of a Project participant, (b) if any certificate, authorization, approval or exemption from a Regulatory Authority required for the conduct of the Services is revoked, suspended, or expires without renewal, (c) if such party is of the reasonable opinion that the continuation of the Services would be in violation of Applicable Law, or (d) upon the other party’s becoming insolvent and/or unable to pay all material debts when due, including without limitation if the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent.

5.4.Client may terminate this Agreement or any Work Order for any reason on sixty (60) days prior written notice to the other party.

5.5.Upon receipt of notice of termination of this Agreement and/or any Work Order(s) by a party to this Agreement or such Work Order: (a) Parexel will, as soon as reasonably practicable within ICH/GCP, discontinue providing the applicable Services, except to the extent reasonably required to safely close out a Project and as mutually agreed upon by the parties (“Closeout Services”), and (b) will terminate existing third-party obligations to the extent practicable and cancelable.  Upon expiration and/or termination of this Agreement and/or any Work Order and submission of an invoice in accordance with this Agreement, Client will pay Parexel for all Services performed, including without limitation, Closeout Services, non-cancelable costs and all Pass-Through Expenses incurred by Parexel up to and including the completion of Closeout Services.  Any final payment still owed to Parexel, or any refund due Client, pursuant to this Section, will be made by Client or Parexel, as applicable, within [***] of the final reconciliation invoice(s) from Parexel.

5.6.Termination of this Agreement or of a Work Order for any reason shall not affect the rights of the parties that have accrued on or before termination.

6.	CONFIDENTIALITY AND PRIVACY COMPLIANCE

6.1.“Confidential Information” means information that relates to the business, operations, products, or plans of a party that either is marked as “Confidential,” “Proprietary” or the substantial equivalent at the time of disclosure or that a reasonable person would believe to be confidential and/or proprietary based on the circumstances of its disclosure.  The terms of this Agreement and any Work Order, including without limitation, pricing, constitute the Confidential Information of both parties and may not be disclosed by either party except in accordance with this Section or the other party’s prior written consent.  Parexel Intellectual Property (as defined in Section 7.2) shall be the Confidential Information of Parexel.  In addition, all information related to [***] are Client’s Confidential Information.  Confidential Information will not include information that (a) is or becomes part of the public domain through no fault of the recipient; (b) was in the recipient’s rightful possession prior to disclosure by discloser; (c) is rightfully disclosed to the recipient by a third party with the right to disclose the information; or (d) is independently developed by the recipient without use of the discloser’s Confidential Information.

6.2.In the event the receiving party (a) is required, in the opinion of its legal counsel, by Applicable Law including, without limitation, in accordance with (i) securities laws or regulations and the applicable rules of any public stock exchange or (ii) to defend or prosecute litigation, to disclose the disclosing party’s Confidential Information, or (b) receives a subpoena, other validly issued administrative or judicial order, or a request pursuant to regulatory audit, requesting Confidential Information of the disclosing party, then in any such case the receiving party may, to the limited extent necessary to comply with the requirements of subsection (a) and/or (b), disclose the other party’s Confidential Information.  In such event, to the extent practicable and permitted by Applicable Law or the requesting government agency, the receiving party shall promptly notify the disclosing party in writing of such request and provide reasonable assistance to the disclosing party, at the disclosing party’s expense, if the disclosing party wishes to seek a protective order or similar relief. Notwithstanding the foregoing to the contrary, Parexel acknowledges and agrees that Client may be required, in the opinion of its legal counsel, to publicly disclose certain terms of this Agreement or a Work Order by Applicable Law, or by regulation or rule of any stock exchange, such as in Forms 8-K, 10-Q and 10-K (each such disclosure a “Public Disclosure”). If Client is required to file a copy of this Agreement or any Work Order as an exhibit to such filing, Client will [***], and will provide advance notice to Parexel of such anticipated Public Disclosure to the extent permitted by Applicable Law. Client will [***].

6.3.Client hereby agrees that Parexel may disclose Confidential Information to institutional review boards, ethics committees and any Regulatory Authority if Parexel reasonably believes such disclosure is necessary to protect the health and well-being of study subjects, to ensure substantial compliance with Applicable Law, or to maintain the scientific integrity of the Project, provided that Parexel first issues a notice in accordance with the provisions of Section 19.1 of this Agreement giving the Client itself a reasonable opportunity to directly inform such third parties of any such issue and further provided Client fails to do so within a reasonable time.

6.4.Client and Parexel may use the other party’s Confidential Information only in connection with its rights and obligations under this Agreement.  Except as expressly permitted herein, each party will maintain in confidence and will not disclose the other party’s Confidential Information, using the same degree of care, but no less than reasonable care, as it uses to protect its own confidential information of a similar nature.  The receiving party may disclose the disclosing party’s Confidential Information only to the receiving party’s Affiliates and those third parties (provided that with regard to disclosure by Client, such third parties are not Direct Competitors of Parexel) who (a) have a need to know such Confidential Information, (b) are made aware of the Confidential Information’s confidential and/or proprietary nature and (c) are under an obligation to protect confidential and/or proprietary information no less restrictive than the obligations set forth herein.  To the extent necessary to discharge a party’s obligations under this Agreement, that party may disclose the other party’s Confidential Information to Regulatory Authorities, ethics committees, and institutional review boards.  To the extent that Confidential Information contains the disclosing party’s SOPs (defined above), such Confidential Information may only be viewed by the receiving party on the disclosing party’s premises or remotely in case of Client’s review of Parexel SOPs (e.g. electronically, online or similar, as set forth by Parexel’s SOPs and policies and no portion thereof may be photocopied or replicated in any way.

6.5.The terms and conditions of this Agreement shall also apply to any Confidential Information made available to either party (or its Affiliates) by the other party (or its Affiliates) during the term of this Agreement and for a period of [***] thereafter, including Confidential Information exchanged by the parties or their Affiliates before, during or after a bid defense or a request for a proposal.

6.6.Parexel and Client will comply with Data Protection Law in connection with the Services.  With respect to the Covered Data relating to a study subject, Site investigators and research site staff, which is collected in connection with a Project, together with any other data subject whose Personal Data is Processed by Parexel on Client’s behalf in connection with the performance of the Services (the “Data Subjects”), the parties acknowledge and agree that the Client and/or its Affiliates will be the “controller” and Parexel a “processor”.  If and to the extent that Parexel Processes Covered Data on behalf of Client and applicable Data Protection Law requires, the parties agree that the terms of Attachment E attached hereto shall also apply in respect of such Covered Data.

6.7. The parties acknowledge that, as long as Parexel has obtained any required consent(s) and/or is otherwise permitted to Process Personal Data relating to investigators and/or statistics relating to study subjects’ participation in a Study, (a) Parexel may use Personal Data that is collected in the course of providing the Services to evaluate investigator performance and improve future clinical trials, and (b) such usage shall not constitute the Processing of Covered Data for the purpose of this Agreement.

7.	OWNERSHIP

7.1.Client shall retain and have full ownership right, title and interest in all information, reports, products, designs, methodologies, programs, systems, and other proprietary property that were owned, developed, or licensed by, or on behalf of, Client or its Affiliates prior, or independent of, this Agreement (“Client Pre-Existing Intellectual Property”). Client will retain and have full ownership rights in the Study Drug and/or Study Device and their applications.  Client will own all inventions, discoveries, know how, idea, copyrights, trademarks relating to the Study Drug or Study Device under a Protocol or Project made by Client, Parexel, its Affiliates or Subcontractors, or Client-Designated Vendors, or its or their respective agents or employees, either solely or jointly with others (“Client Inventions”).  Parexel hereby assigns all such Client Inventions to Client and will cause all of its Affiliates, employees and Subcontractors to do the same.  In addition, Client shall own all data (and all intellectual property rights thereto) in any form generated in the performance of this Agreement, any Work Order, any Protocol or any Project (“Study Data”) as a work made for hire.   Parexel and its employees, agents, Subcontractors, Affiliates and its and their related personnel, shall upon Client’s request and at Client’s reasonable expense, execute such documents and take such other actions as Client deems reasonably necessary for Client to perfect such ownership and to apply for, secure, and maintain patent or other proprietary protection of Client Intellectual Property. Parexel shall require that each of its directors, officers, employees and Subcontractors performing any part of the Services shall have a contractual obligation to assign to Client all Client Inventions so that Parexel can comply with its obligations hereunder, and Parexel shall enforce such agreements to provide Client with the benefits thereof.

7.2.Parexel understands and agrees that all materials, data, information, reports, records documentation and/or results (including, without limitation, Study Data, deliverables under the applicable Work Order (“Deliverables”), project management documentation, documents submitted to and received from regulatory authorities, case report forms, project databases, site regulatory documentation related to a Study, etc.) generated, prepared or obtained by Parexel as a result of conducting a Project under this Agreement (collectively, the “Service Records”) shall be the sole and exclusive property of Client.  To the extent any Parexel Intellectual Property is included in the Deliverable, Parexel hereby grants to Client a non-exclusive, irrevocable, worldwide, fully paid-up license to use such intellectual property rights as they are contained in the Deliverables as reasonably necessary to use the Deliverables for the regulatory approval or commercial exploitation of the Study Drug or Study Data. Parexel shall provide any or all Deliverables and Service Records (including originals thereof) to Client upon Client’s written request, unless the applicable Work Order provides for an alternate disposition thereof. Client shall have the right to use Deliverables and Service Records for any lawful purpose without additional compensation to Parexel beyond the agreed budget amount set forth in the applicable Work Order for Services actually performed by Parexel. All Deliverables are works made for hire.

7.3.Parexel will retain all Client Intellectual Property, Deliverables, Study Data and Service Records in confidence and in accordance with all Applicable Laws. In particular, and without limitation, Parexel will ensure that all electronic records, as defined in 21 C.F.R. §11.3(a)(6), as amended, are maintained consistent with the requirements of 21 C.F.R. Part 11, as amended.

7.4.Notwithstanding anything to the contrary contained in this Agreement or any Work Order, Parexel retains exclusive ownership of all rights, title and interest in and to all intellectual property (including without limitation, patents, copyrights, trademarks, trade secrets, know-how, software, inventions, designs, utilities, tools, models, methodologies, programs, systems, databases, and specifications) that is owned, developed, or licensed by, and/or on behalf of, Parexel or its Affiliates prior to, or independent of, Parexel’s performance under this Agreement or any Work Order, even if utilized to provide the Services (the “Parexel Pre-Existing Intellectual Property”), as well as all improvements, modifications or enhancements to such intellectual property developed in the course of performing the Services (each an “Improvement”) provided in no event shall Parexel Pre Existing Intellectual Property or Improvement include or incorporate any Client Pre-Existing Intellectual Property, Client Confidential Information or  including Client Inventions or Study Data. Client hereby assigns to Parexel’s at Parexel’s expense, all right, title, and interest it may have or obtain in any such Improvements, including, without limitation, any and all intellectual property rights arising therefrom or related thereto.  The Parexel Pre-Existing Intellectual Property, together with any Improvements, shall collectively be referred to as “Parexel Intellectual Property.”

7.5.Unless otherwise set forth in a Work Order, Client will be responsible for archiving of Project documents according to Applicable Law. Parexel will return to Client for archiving all documents relating to the Services performed (according to the Applicable Law of the participating countries) upon completion of the Services under any Work Order (or at any earlier point in time when requested to do so by Client in writing) at Client’ s reasonable expense, and thereafter Client will be responsible for the archiving of such documents. Parexel may retain one copy of the Project documents, including Confidential Information, if any, to satisfy regulatory and audit requirements as well as for feasibility purposes solely related to the general design and management of clinical studies without reference to or disclosure of Client’s Confidential Information.

7.6.As between Client and Parexel or its Affiliates or any Subcontractor, Client shall exclusively and solely own all Specimens.  “Specimens” means any biological samples or specimens provided by or taken from any human subject in connection with participating in a Project, including, without limitation, any tissue samples, biopsies, and blood samples. By-products and derivatives of any such samples, specimens, or biopsies shall also be considered Specimens. Parexel shall not use Specimens except to the extent specifically set forth in a Work Order.  If and to the extent that Parexel has agreed in a Work Order to do so, Parexel shall [***].  If and to the extent that Parexel has agreed in a Work Order to do so, Parexel shall [***].

8.	INSURANCE

8.1.Each of Client and Parexel shall bind and maintain, at its sole expense, with financially sound and reputable insurers, insurance coverage at the following minimum limits covering the conduct of its business during the term of this Agreement and any Work Order, and for a period of [***] following the termination of this Agreement or any Work Order (whichever is longer) provided that [***].  The limits below are in United States dollars and may be satisfied when in currencies other than United States dollars equivalent to the limits stated below.

(a)	Commercial General Liability: [***] per occurrence and [***] in the aggregate.
(b)	Errors and Omissions: [***] per claim and in the aggregate. (Parexel only)
(c)

When Client has marketed products, Products Liability: [***] per occurrence (Client only).  Client hereby warrants that, the policy shall include clinical trials coverage and does not exclude coverage for any product or compound subject to any Project.

(d)	Client and Parexel shall bind and maintain all other statutory insurance coverage as required by local laws in each country of operation.

8.2.In addition, to the fullest extent required under Applicable Law, Client will maintain in full force and effect during the term of this Agreement and any Work Order when a human clinical trial is being conducted under a Protocol, insurance coverage for all subjects who have been enrolled into any Project and/or in whom Project-related procedures are undertaken as specified in the applicable Protocol. Client hereby warrants that the policy does not exclude coverage for any product or compound subject to any Project.

8.3.Client shall be responsible for insuring the Study Materials against loss or damage.

8.4. Client and Parexel will, upon written request from the other party, provide certificates of insurance evidencing the above required coverage, and showing the expiration date of each such policy.

8.5. All such Study Materials are and shall remain the sole property of Client, and Parexel will use Study Materials only in connection with the applicable Protocol and for no other purpose unless otherwise approved in writing by Client.  Parexel will require that Study Materials in its possession and control (or in the control or possession of Affiliates or Subcontractors) are at all times handled, stored, and administered in full compliance with Applicable Laws.

8.6.Parexel shall maintain Warehouseman’s legal liability insurance or similar for loss, destruction, adulteration or misbranding of any Study Materials in its possession [***] in the amount of at least [***] per occurrence and in the aggregate.

9.	AUDIT

9.1.Subject to Section 9.2 below, during the term of this Agreement, upon reasonable advance written notice (which, at a minimum, must include, at least [***] prior to Client’s proposed audit commencement date, reasonably sufficient details of Client’s proposed audit agenda, timing, and scope) and at times reasonably agreed upon by the parties during Parexel’s normal business hours, but no more frequently than [***] (except that one additional permitted “follow-on” audit shall be permitted in the event of material negative findings in the initial annual audit), Client may, without material disruption to Parexel’s normal business operations, audit Parexel’s facilities or those of its Affiliates used to perform the Services, Project documentation and Pass-Through Expenses that relate exclusively to the Services for the purpose of determining Parexel’s or those of its Affiliates compliance with this Agreement and the applicable Work Order(s).   Any underlying Parexel Confidential Information disclosed or incorporated into the audit results shall remain the Confidential Information of Parexel. Within [***] after the completion of each audit, Client will provide a written report detailing the results of such audit to Parexel. As permitted by Applicable Law and if related directly to Services, Parexel and its Affiliates will provide all information and records reasonably requested by Client to permit Client to conduct the audit to Client’s reasonable satisfaction, including, without limitation: [***].  If Parexel or its Affiliates receives any regulatory findings or citations, including but not limited to U.S. FDA Form 483 notices or observations; or any refusal to file, rejection or warning letters, or similar notices, affecting or relating to a Project or the Services and/or the facilities in which the Services are or were conducted, Client shall be entitled conduct a for-cause audit and inspection of Parexel and the applicable Affiliate. Upon Client’s reasonable written notice, [***].

9.2.Notwithstanding anything to the contrary contained in this Agreement, no third party auditor used by Client to conduct an audit under this Agreement (“Third Party Auditor”) will be (a) a Direct Competitor of Parexel or any of its Affiliates, or (b) permitted to access or to examine any information, materials or facilities, until such Third Party Auditor has entered into a non-disclosure agreement with Parexel on terms no more burdensome than those contained in Section 6 of this Agreement.  Affiliates of Client shall not be considered Third Party Auditors.  If the audit is to be conducted by an Affiliate of Client, Client shall obligate such Affiliate to comply with confidentiality obligations with respect to such audit that are no less restrictive than the confidentiality obligations set forth in Section 6 of this Agreement, and shall be liable for any breach by its Affiliate of those obligations.  Client, its Affiliates, and its Third Party Auditors will have the right to conduct audits having the scope of, and according to the process set forth in Section 9.1. Parexel will not be required to provide access to (a) the confidential information of any other third party, except as set forth in Section 9.1, or (b) its internal QA programs.

9.3.If any Regulatory Authority conducts, or gives notice of its intent to conduct, an inspection at Parexel’s facility (or that of an Affiliate or Subcontractor) or any Site or facility relating to a Study, or takes any other regulatory action (of which it provides actual notice to Parexel) with respect to Services provided by Parexel pursuant to this Agreement, Parexel will promptly give Client notice thereof, supply to Client all information pertinent thereto which Parexel is permitted to disclose subject to Applicable Laws, and cooperate with such inspection and provide timely access for such Regulatory Authority to the requested documentation and facilities.  Parexel will permit any Regulatory Authority advising of its intent to audit Parexel related to the Services performed hereunder to (a) inspect any facilities where the Services have been or are being performed or those of its Affiliates or

Subcontractors; (b) monitor and/or audit the conduct of the Project; or (c) inspect, audit and/or copy any and all Project documents, source documents, work product and required licenses, certificates and accreditations.  Parexel shall, and shall cause its Affiliates, Subcontractors, and its and their employees to, cooperate with any of the foregoing activities and shall provide timely access to requested documentation and facilities, and will promptly provide a detailed written summary of any such inspection visit directly related to a Study or the Services, including, without limitation any regulatory findings or citations such as U.S. FDA Form 483 notices, and any refusal to file, rejection or warning letters, and the basis therefor, and any corrective actions to be implemented by Parexel in response to such findings or citations. Client will have the right to be present at the opening and closing meeting of any inspection, audit or visit by a Regulatory Authority that pertains to any Study or Services conducted by Parexel on behalf of Client. Client will not [***]. Should Client request that Parexel [***].

9.4.Parexel Service fees and Pass-Through Expenses associated with audits performed by Client or on behalf of Client, except for Follow-on Audits, are considered outside the scope of Services, unless specifically defined otherwise in a Work Order. Any Service fees or Pass-Through Expenses with respect to Client audits will be billed [***].

10.	REPRESENTATIONS AND WARRANTIES

10.1.Parexel represents that, consistent with Section 306(a) and Section 306(b) of the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 335a (a) and 335a (b)), neither it nor any of its Affiliates or Subcontractor’s, nor its or its Affiliates’ employees engaged in the performance of Services, is debarred and Parexel will not knowingly hire any debarred individual to perform Services.  If Parexel, any of its Affiliates, or Subcontractors, or Parexel’s, its Affiliates’ or Subcontractors’ employees or any individuals contracted thereby to perform Services, is debarred or, to Parexel’s knowledge, receives notice of an action or threat of action of debarment, Parexel shall promptly notify Client. [***].

10.2.Each Party represents that it is not constrained by any existing agreement from performing its obligations under this Agreement.

10.3.Each Party represents that (a) it has full power and authority to enter into this Agreement, (b) this Agreement has been duly authorized, and (c) this Agreement is binding upon it

10.4.Parexel represents, warrants and covenants that [***].

10.5.Client and Parexel shall comply with all Applicable Law relating to the Projects and Services.

10.6.Parexel represents and warrants that, during the performance of the Services, Parexel shall not [***].

11.	INDEMNIFICATION

11.1.Parexel will defend, indemnify and hold harmless Client, its Affiliates and their respective directors, officers, and employees (“Client Indemnitees”) from and against all damages, liabilities, judgments, settlements, penalties, and costs and expenses (including without limitation, reasonable fees and disbursements of counsel and costs and expenses associated with subpoenas, document production and testimony) (collectively, “Costs”) as incurred by Client Indemnitees arising out of or in connection with any third party (including without limitation, government agencies) claims, suits, actions, proceedings, investigations and/or demands (“Third Party Claims”) arising out of: (a) the material breach of this Agreement or the applicable Work Order(s) by Parexel, its Affiliates or Subcontractors and/or (b) any negligence, breach of Applicable Law or willful misconduct on the part of Parexel or its Affiliates or Subcontractors with respect to the Services or (c) [***]; provided, however, that Parexel shall have no obligation of indemnity hereunder with respect to any Third Party Claim to the extent Client is required to indemnify any Parexel Indemnitee (as defined below) for such Third Party Claim as set forth in Section 11.2 below. If Client is required [***], Parexel agrees [***].

11.2.Client will defend, indemnify and hold harmless Parexel, its Affiliates, and their respective directors, officers, and employees (“Parexel Indemnitees”) from and against all Costs as incurred by

Parexel Indemnitees arising out of or in connection with any Third Party Claims arising out of: (a) [***], (b) the material breach of this Agreement or the applicable Work Order(s) by Client, (c) Client’s negligence and/or willful misconduct, and/or (d) [***]; provided, however, that Client shall have no obligation of indemnity hereunder with respect to any Third Party Claim to the extent Parexel is required to indemnify any Client Indemnitee for such Third Party Claim as set forth in Section 11.1 above.

11.3.The party seeking indemnification for any Third Party Claim covered by this Section (“Covered Claim”) will promptly notify the indemnifying party in writing of such Covered Claim.  The indemnifying party will have sole control of the defense, settlement or compromise of the Covered Claim and the indemnified party will cooperate with the indemnifying party, at the indemnifying party’s expense, in the defense, settlement or compromise of the Covered Claim.  Neither party will settle any Covered Claim without the other party’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.  The failure of an indemnified party to promptly notify the indemnifying party of any Covered Claim will not relieve the indemnifying party of its obligations under this Section unless and to the extent the indemnifying party is materially prejudiced by such failure to provide notice.

11.4.Notwithstanding anything to the contrary contained in this Agreement, if a conflict of interest exists between the parties with respect to the Third Party Claim, or if the assumption and conduct of the defense by the indemnifying party would adversely affect the indemnified party in any manner or prejudice its ability to conduct a successful defense, then the indemnified party may be separately represented with respect to such Third Party Claim by legal counsel reasonably acceptable to the indemnifying party and at the indemnifying party’s expense.

11.5.In the event that Parexel is [***], Client agrees [***].

12.	DISCLAIMER AND LIMITATION OF LIABILITY

12.1.

(a)

TO THE EXTENT PERMITTED BY APPLICABLE LAW, UNLESS SET FORTH HEREIN OR A WORK ORDER, PAREXEL DOES NOT MAKE ANY, AND HEREBY DISCLAIMS ALL, REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WRITTEN OR ORAL, INCLUDING WITHOUT LIMITATION, [***].  WITHOUT IN ANY WAY LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, PAREXEL MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO [***].

(b)	TO THE EXTENT PERMITTED BY APPLICABLE LAW, UNLESS SET FORTH HEREIN OR A WORK ORDER, [***].

12.2.The aggregate liability of each party and its Affiliates to the other party, regardless of the theory of liability, for any claim, breach or default under this Agreement, will be limited to [***] and, except as set forth in Section 12.3, shall not exceed [***].  In no event will either party or its Affiliates be liable for any lost profits, or for any special, incidental, punitive, exemplary, consequential or other indirect damages (collectively, “Indirect Damages”), regardless of whether a party has been advised of the possibility of such damages.  The aforementioned limitations shall not apply to (i) Client’s payment obligations hereunder for Services performed in accordance with the terms of this Agreement and the applicable Work Order, (ii) to the extent such limitations are prohibited by Applicable Law, (iii) in connection with either party’s indemnification obligations under this Agreement, or (iv) in connection with claims [***]. In addition, the limitation on Indirect Damages will not apply to [***]; provided, however, [***].

12.3Parexel’s liability to Client for damage, destruction or loss to Study Materials caused by Parexel’s (or Parexel’s Affiliates or Subcontractors) negligence shall be limited to [***].  Unless otherwise agreed in a Work Order, [***].  In no event shall Parexel or its Affiliates have any liability to Client for loss, destruction or damage to Study Materials caused by any third party [***].

13.	DELAYS

13.1.Parexel’s performance under this Agreement or any Work Order may be contingent upon the performance of obligations by Client itself and Client-Designated Vendors and other third parties who are not Parexel Affiliates or Subcontractors.  To the extent that Parexel is delayed or unable to perform its obligations under this Agreement or any Work Order as solely a result of Client’s or a Client-Designated Vendor’s or another third party’s (who is not a Parexel Affiliate or Subcontractor) failure to perform its obligations, in a timely manner or otherwise, such delay or failure to perform by Parexel will not be deemed a breach by Parexel and the parties to the Work Order will promptly cooperate in good faith to either update a CIS Log or negotiate and enter into a Change Order, as the case may be, pursuant to Section 2 above with respect to any required changes or additions to the description of Services, budget, estimated timelines, or payment schedule or Client may terminate this Agreement or any Work Order pursuant to Section 5.4.

13.2.Neither party to this Agreement and/or any Work Order will be responsible for any default or delay under this Agreement or such Work Order by reason of strikes, riots, wars, acts of terrorism, fire, acts of God, epidemic or pandemic, or any other cause beyond its reasonable control. The affected party shall promptly give notice of such default or delay to the other party. The affected party’s default or delay in performance shall be excused for the duration of such event.  The parties may mutually agree in writing to modify the Services to address the effect of such event.

13.3.If Client delays or suspends the Services to be provided for a period of [***] or longer, the parties to the Work Order may agree in writing that certain Parexel staff will continue to be assigned to perform such Services.  In such event, during the period of delay or suspension, and if agreed to in a Work Order or Change Order Client will pay a monthly maintenance fee in an amount to be mutually agreed by the parties as set out in the Work Order or Change Order.  If such delay or suspension lasts  [***], then either party will have the right to terminate or discuss amending the respective Work Order on [***] prior written notice.

14.	PUBLICITY

14.1.Except as permitted under Section 6 or as necessary to perform the Services hereunder (including without limitation for purposes of recruitment of study subjects, using materials approved by Client or registration of clinical trials approved by Client), Client and Parexel agree that they will obtain the other party’s prior written approval before using each other’s name, symbols and/or marks in any form of publicity.

15.	INDEPENDENT CONTRACTOR

15.1.The relationship of the Client and Parexel to each other is that of independent contractors, and nothing contained herein will be construed to constitute, create, or in any way be interpreted as, a joint venture, partnership, or business organization of any kind.  Except as expressly provided for in this Agreement, under no circumstances will the employees or agents of one party be considered employees or agents of the other party.  In that respect, and subject to the terms of Section 3.2, neither Party shall have the authority to execute any agreement on behalf of the other Party, nor shall either Party have any authority to negotiate any agreement, except as the other Party may expressly direct in writing.

16.	NON-SOLICITATION

16.1.During the term of this Agreement and for a period of [***] following any termination or expiration of this Agreement, Client agrees, on behalf of itself and its Affiliates, not to solicit for employment, employ or otherwise retain any employee or consultant of Parexel or its Affiliates providing (or who has provided) Services under any Work Order; provided that it will not be a violation of this Section if an employee or consultant of Parexel responds to an indirect solicitation (e.g., advertisements in media of general circulation).

17.	ASSIGNMENT

17.1.Client may assign this Agreement without the other party’s prior written consent to  a successor in interest by reason of merger, acquisition, partnership, license agreement or otherwise; provided that, in the case of assignment by Client, no assignment to a Direct Competitor of Parexel will be permitted without Parexel’s prior written consent; and further provided that the assigning party shall [***].  Except as expressly provided in this Section, neither party will have the right to assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.  Any attempt at assignment in violation of this Section shall be null and void.

18.	DISPUTE RESOLUTION

18.1.If a dispute arises between the parties relating to this Agreement or any Work Order, the parties to this Agreement or such Work Order will meet and attempt to resolve the dispute in good faith.  In the event the dispute is not resolved through negotiation within [***] after said meeting, the parties will submit to confidential, non-binding mediation before a mutually acceptable mediator.  Each party will designate at least one corporate officer with full authority to resolve the dispute who will attend and participate in the mediation.  If the dispute remains unresolved after mediation, then each party will be free to pursue any available remedy at law or in equity.  Each party will bear its own legal fees and any costs incurred under this Section. Notwithstanding the foregoing, either party may seek injunctive relief through a court of competent jurisdiction with respect to any dispute arising in connection with Section 6 or 7.

19.	GENERAL

19.1.Notice.  Any notice or communication required or permitted hereunder shall be in writing and shall be deemed received (a) on the date received if delivered by a reputable overnight delivery service, or (b) three (3) days after the date postmarked if sent by first class, registered or certified mail, with return receipt requested, or (c) one (1) business day following the date of the email if sent electronically.  Notice given under this Section shall be sent to the parties at the following addresses (or such other address as the applicable party may provide by written notice):

To Parexel:

Parexel International (IRL) Limited

One Kilmainham Square

Inchicore Road

Kilmainham

Dublin 8, Ireland

ATTN: Legal Department

With copy to:

Parexel International

notices@parexel.com

[Subject line should read as follows: Savara Inc. – Attn. General Counsel]

To Client: Savara Inc. 6836 Bee Cave Road Building III, Suite 200 Austin, TX 78746 ATTN: [***] [***] [***] [***] [***]

Failure to give notice in accordance with the terms set forth in this Section shall result in such notice being deemed null and void.

19.2.Entire Agreement.  This Agreement, including any Work Order(s) and attachments hereto, constitutes the entire understanding of Client and Parexel with respect to the subject matter hereof and supersedes and replaces all prior contracts, agreements, and understandings relating to the same subject matter, whether written or oral, including without limitation that certain Mutual Confidentiality Agreement dated November 11, 2020 and that certain Start-up Agreement dated January 6, 2021 between Client and Parexel.  No waiver, consent, change or modification to this Agreement will be binding, unless in writing and signed by duly authorized representatives of Parexel and Client.

19.3.Severability.  If any term of this Agreement is declared unenforceable, then the unenforceability thereof will not affect the remaining terms of this Agreement.

19.4.Waiver.  Failure to enforce any of the terms or conditions of this Agreement will not constitute a waiver of any such terms or conditions, then or in the future, or of any other terms or conditions.

19.5.Governing Law and Forum.  This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws provisions.  For all disputes arising out of or related to the Agreement, Client and Parexel submit to the jurisdiction and venue of the United States District Court for the Southern District of New York.  If there is no jurisdiction in the United States District Court for the Southern District of New York, then jurisdiction shall be in the state courts of New York, located in the borough of Manhattan.

19.6.Good Faith and Parties.  Both parties shall act only in good faith in the performance of their respective obligations and the exercise of their respective rights under this Agreement.  Client and Parexel are the parties to this Agreement and there are no third party beneficiaries hereto.

19.7.Survival.  The following Sections of this Agreement shall survive the expiration or termination of this Agreement: 4, 5, 6, 7, 8 (with respect to tail coverage), 11, 12, 14, 15, 16 and 19, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination.

19.8.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall together be deemed to constitute one agreement.  The parties agree that execution of this Agreement by industry standard electronic signature software and /or by exchanging PDF signatures shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or relating to this Agreement, each party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement through their duly authorized representatives effective as of the Effective Date.

Savara Inc.	Parexel International (IRL) Limited
By: /s/ Matthew Pauls	By: /s/ Ciarán Troy
Name: Matthew Pauls	Name: Ciarán Troy
Title: Chief Executive Officer	Title: Finance Director, Transformation
Date: 03/05/2021	Date: Mar 3, 2021

ATTACHMENT A
FORM OF WORK ORDER

[Intentionally omitted. To be provided to the Securities and Exchange Commission upon request.]

ATTACHMENT B
FORM OF CHANGE IN SCOPE LOG

[Intentionally omitted. To be provided to the Securities and Exchange Commission upon request.]

ATTACHMENT C
FORM OF CHANGE ORDER

[Intentionally omitted. To be provided to the Securities and Exchange Commission upon request.]

ATTACHMENT D
Additional Terms for CTSL Services

The parties hereto agree that in those cases where Parexel is to provide clinical trial supplies and logistics services (“CTSL Services”) to Client, the provision of such CTSL Services shall be governed by the applicable provisions of the Agreement and also governed by the additional provisions as set forth in this Attachment D.

1.	DEFINITIONS

The defined terms used in the Agreement apply to this Attachment D and in addition:

“Facility” means Parexel’s designated facility(ies) used for the storage and distribution of Study Materials. Parexel will identify by name and location all such Facilities in the applicable Work Order.

“Label/Labelling” of the Study Materials means labelling of the Study Materials.  All Label/Labelling specifications are set forth in the CTSL Quality Agreement (defined below) and in any Work Order.

“Logistics” means Services related to the shipping, storage and transport of the Study Materials.  All Logistics specifications are set forth in the CTSL Quality Agreement and in any Work Order.

“Package/Packaging” means the packaging of the Study Materials.  All Package/Packaging specifications are set forth in the CTSL Quality Agreement and in any Work Order.

“Territory” means the country(ies) set out in the applicable Work Order.

“Waste” means Pharmaceutical Waste as defined in Section 2 of the World Health Organization Handbook on Safe management of wastes from health-care activities.

2.	SERVICES

2.1.Parexel will provide to Client the CTSL Services set forth in the applicable Work Order under the heading “CTSL Services” in accordance with this Agreement, the CTSL Quality Agreement, the Work Order and all specifications for such Packaging, Labelling and Logistics (such specifications, the “Specifications”).  All CTSL Services are Services under the Agreement.  The parties do not intend this Attachment D to supersede the terms of the Agreement, and in the absence of conflict the Agreement is presumed to control In the event of any conflict or inconsistency between the documents comprising this Agreement, this Attachment D shall take precedence in respect of the CTSL Services but this Agreement shall take precedence in respect of any other Service.

2.2.Parexel and Client will enter into a quality agreement documenting each parties’ obligations with respect to quality matters in connection with the CTSL Services (the “CTSL Quality Agreement”). The CTSL Quality Agreement shall be governed by the Agreement.

2.3.All right, title and interest in and to all of Client’s Study Materials in the possession of Parexel shall at all times remain the sole property of Client.  Parexel shall hold such Study Materials on a fiduciary basis as Client’s bailee.  In particular, Parexel shall ensure that all the Study Materials are clearly distinguished from other stocks and supplies held by Parexel on behalf of itself or other customers.  Unless required by Applicable Law to perform the CTSL Services hereunder, Parexel shall not destroy, deface or obscure any identifying mark or packaging on or relating to the Study Materials without Client’s prior written consent.

2.4 Client and Parexel agree that in those cases where Parexel serves as importer of record or exporter of record on behalf of Client, the terms of Exhibit 1 attached hereto shall also apply.

2.5In the event that Client requires that Parexel use a Client-Designated Vendor in connection with any CTSL Service, and as a consequence, Parexel is required to qualify such Client-Designated Vendor, then Client will [***].

2.6Parexel will receive Study Materials from Client or its designee so that Parexel may Package, Label and provide Logistics Services.

2.7Packaging.  If provided for in the Work Order, Parexel may procure material for the Study Materials provided by Client or Client’s designee for use in Packaging.    As between Client and Parexel, all Packaging and Study Materials, and all intellectual property rights thereto, shall be owned exclusively by Client.  In addition, if set forth in the applicable Work Order, Parexel may Package (including, for example, placing or sealing the Client supplied Study Materials into tamper resistant Packaging).  Parexel will Package all Study Materials in accordance with this Agreement, the applicable Work Order, the CTSL Quality Agreement and the Specifications.

2.8Labelling.  Parexel will provide Labelling services as set forth in the Work Order in accordance with this Agreement and the Specifications and the CTSL Quality Agreement.

2.9Logistics.  Parexel will provide the Logistics services as set forth in the Work Order in accordance with this Agreement and the Specifications and the CTSL Quality Agreement.

3.	DELIVERY, ACCEPTANCE AND STORAGE OF PRODUCTS

3.1.Unless otherwise specified in a Work Order, Client shall deliver Study Materials to the relevant Facility identified by Parexel and  DDP (Delivery Duty Paid) Incoterms (“Incoterms 2020”). In the event the CTSL Services involve Parexel purchasing Study Materials on behalf of Client, Parexel shall be responsible for shipment of such Study Materials and Client shall reimburse Parexel for the Pass-Through Expense of such Study Materials and shipment [***]. Client acknowledges and agrees [***]. The scope of Study Materials subject to Parexel’s obligations hereunder shall be mutually agreed to in the applicable Work Order.

3.2.In the event Parexel or any Parexel Affiliate procures Study Materials on behalf of the Client, legal and economic ownership of said Study Materials shall transfer to Client  upon Parexel’s allocation of such Study Materials to the Client in accordance with the applicable Work Order. For clarification, Client responsibility shall include, without limitation, responsibility for all costs, including insurance and risk of loss associated with shipment of such items to their final destination. Parexel (a) shall bear no responsibility in the event of any defects in any Study Materials procured by Parexel on Client’s behalf, and (b) makes no representations or warranties, as to the merchantability or fitness for use of any Study Materials procured on behalf of Client.

3.3.Each delivery of Study Materials shall be supported by delivery receipts provided by Client detailing without limitation the following:

(a)	a complete and comprehensive description of the Study Materials and the quantity of such Study Materials;
(b)

if applicable, manufacturer information, customs value, applicable import/ export codes, quantities, batch numbers, and expiration dates of the Study Materials as well as identification of whether the Study Materials are classified as dangerous goods; and

(c)

all other information, instructions and documents requested by Parexel as may be necessary for Parexel to perform its CTSL Services with respect to the Study Materials under the applicable Work Order. Parexel will [***].

3.4.Client shall provide written notice to Parexel prior to any delivery of Study Materials from Client or any Client-Designated Vendor to Parexel to the relevant Facility under the applicable Work Order. The notice shall state the proposed date and time at which the Study Materials will be delivered to such Facility.

3.5.Parexel will visually inspect all Study Materials for damage or loss in transit, ascertain the quantities received, stop temperature monitoring devices and download readings and check the packaging of physical Study Materials against Specifications in order to verify that the Study Materials appear to meet the Specifications, all such inspections to be done in accordance the timing and in the manner set forth in the CTSL Quality Agreement. In the event that any of the Study Materials do not appear to comply with the Specifications, Parexel will notify Client in writing thereof and provide any other information reasonably requested by Client with respect to such rejected Study Materials. Upon receipt of notice, Client will respond promptly (but in no event more than [***] to Parexel with instructions as to any follow-up measures to be taken in connection with any non-compliant Study Materials.

3.6.Parexel understands and accepts that some Study Materials may subsequently be sent to designated Sites for the performance of clinical trials. As part of the Logistics Services, at such time as requested by Client, Parexel shall ship the Study Materials as designated by Client in writing to the relevant location and Parexel shall require that such shipment of the Study Materials shall be in accordance with Applicable Laws, the CTSL Quality Agreement and this Agreement.   Parexel shall ensure that the Study Materials are properly prepared for shipment and shall select the best mode of transport for such Study Materials Client shall [***].

3.7.During the term of the applicable Work Order, Parexel shall:

(a)	keep all Study Materials properly stored at its Facility in accordance with Applicable Laws and applicable cGXPs and the conditions specified in the Work Order;
(b)	be responsible for all the costs associated with maintaining and occupying the Facility;
(c)

if required by the Work Order, collect Study Materials from Sites and return them to the Facility or other location as may be advised in writing by Client for storage until a request is received for their subsequent destruction as Waste as per Section 4.1 of this Attachment D; and

4.	PRODUCT SECURITY

4.1.Waste.  To the extent set forth in a Work Order, Parexel will handle or dispose of Waste in accordance with the following terms:

(a)

Waste shall be destroyed by Parexel within a reasonable time and in accordance with Applicable Law. Until destruction of the Waste has taken place, the Waste shall be stored and handled by Parexel in a manner designed to prevent unauthorized access and possible misuse. If Client requires specific measures to be taken in relation to the disposal or handling of Waste, such measures shall be mutually agreed to in a Work Order or the CTSL Quality Agreement.

(b)

All records and certificates concerning Waste shall be kept by Parexel for a period of at least [***] following completion of the CTSL Services, or such longer period as required by Applicable Law, and shall be made available to Client upon request.

(c)

If Parexel requests, in writing, Client’s permission to dispose of any Study Materials, and Client does not respond to such request within [***] after receiving such request from Parexel, then Parexel shall be entitled, in its sole  discretion, to dispose of all such items and Client will be responsible for the reasonable direct cost of such disposal.

4.2.Security.

(a)

During the term of the applicable Work Order, Parexel shall employ all reasonable and necessary security measures and policies to safeguard the integrity, accessibility and confidentiality of the Study Materials and establish and maintain all necessary disaster and emergency recovery plans to avoid any disruption to the CTSL Services.

(b)

Parexel may only deliver the Study Materials to such persons who are authorized to receive the relevant Study Materials, as designated in writing by Client to Parexel.  Parexel may, in its discretion, transfer Study Materials to Logistics suppliers with whom it has contracted to facilitate the CTSL Services and delivery of Study Materials.  Client may request that Parexel [***].

4.3.Rejected and Returned Study Materials.

(a)

Any Study Materials that Parexel is considering rejecting and any rejected, surplus, obsolete or out of date Study Materials or those returned to Parexel shall be appropriately identified and kept physically separate in quarantine in a dedicated area or under other equivalent (e.g., electronic) segregation, so as to avoid confusion with other goods and prevent the Study Materials being sent to any other person.

(b)

Where any doubt arises over the quality of Study Materials it should not be considered suitable for distribution by Parexel.  Obsolete or out of date Study Materials shall, if not returned to Client by Parexel, be destroyed in accordance with this Agreement and in such way that eliminates the possibility of re-use and be kept in a secure manner until they have been destroyed.

(c)

Parexel shall have in place and comply with a system that meets the requirements of Applicable Laws and including a written procedure to recall promptly and effectively Study Materials known or suspected to be defective, with a designated person(s) responsible for recalls. Parexel shall cooperate with Client, at Client’s expense and direction, in conducting any recall, and Client shall provide Parexel with written authorization to recall any Study Material. In the event of a recall, Parexel shall ensure that all recalled Study Materials at a Parexel-controlled site, or supplied by a Facility, are reconciled and shall provide Client with all requested information regarding the storage and warehousing of recalled Study Materials.  Parexel shall ensure that recalled Study Materials under Parexel’s control are secured and are subsequently destroyed if required or otherwise handled in accordance with Client’s written instructions.

5.	TERM AND TERMINATION

5.1.Within [***] of termination of or expiration of the applicable Work Order, Parexel shall return to or transport to a location designated by Client all Study Materials and this shall be at Parexel’s expense unless set forth in the Work Order. Any Study Materials returned or destroyed due to the expiration or termination of the applicable Work Order shall be returned or destroyed at Client’s reasonable cost and reasonable expense.

6.	REPRESENTATIONS AND WARRANTIES

6.1.Client represents and warrants to Parexel that, with regard to Study Materials supplied by Client:

(a)

Prior to delivery, it has, to the extent available, provided all safe handling instructions, health and environmental information and material safety data sheets applicable to the Study Materials as well as to any Study Materials that Client has applicable information;

(b)

It has produced the Study Materials in compliance with all Applicable Laws, and it shall comply with all applicable specifications, and Study Materials shall not be adulterated, misbranded or mislabeled within the meaning of any Applicable Law; and

(c)

it has provided accurate and complete information for all Study Materials to facilitate import/export activities, including but not limited to product description, customs values, manufacturer information and applicable import/ export codes (collectively, “Trade Compliance Information”).  Client acknowledges and agrees that Parexel will rely on such Trade Compliance Information in its communications with Regulatory Authorities.

EXHIBIT 1

IMPORTER/ EXPORTER OF RECORD

[Intentionally omitted. To be provided to the Securities and Exchange Commission upon request.]

ATTACHMENT E
Additional Terms for PROCESSING OF PERSONAL DATA

If and to the extent that Parexel Processes Covered Data on behalf of Client and applicable Data Protection Law requires, the parties agree that, in addition to the applicable provisions of the Agreement, the terms set out in this Attachment E will also apply in respect of such Covered Data.

1.	Parexel agrees that:
(a)

Parexel Processes the Covered Data on behalf of Client in the context of providing the Services under this Agreement, for the duration of the Agreement and/or any applicable Work Order. The obligations and rights of Client are as set out in this Agreement;

(b)	Parexel will only Process the Covered Data in accordance with this Agreement and any other documented written instructions of Client;
(c)	Parexel shall ensure that the persons authorised by Parexel to Process the Covered Data are bound by appropriate statutory confidentiality obligations;
(d)	Parexel shall implement such technical and organisational security measures as are required to comply with its data security obligations under Data Protection Law;
(e)

Parexel shall, taking into account the nature of the Processing, assist Client by implementing appropriate technical and organisational measures (insofar as this is possible) to assist Client to comply with requests from Data Subjects to exercise their rights under Data Protection Law and any such assistance may incur additional reasonable fees as mutually agreed by the parties in writing;

(f)

Parexel shall assist Client in ensuring compliance with its obligations in respect of security of Covered Data under Data Protection Law and any such assistance may incur additional reasonable fees as mutually agreed by the parties in writing;

(g)

Parexel shall: (i) at the written election of Client, delete or return the Covered Data to Client when Parexel ceases to provide Services relating to Covered Data processing and (ii) not retain any copies of such Covered Data unless EU law or the laws of an EU Member State require storage of the Personal Data or unless such Personal Data is retained in system-wide backup media, in which case it will be deleted in accordance with Parexel’s standard back-up policy;

(h)

Parexel shall make available to Client all information necessary to demonstrate compliance with and enable Client to audit the obligations laid down in this Section 1 (subject to and in accordance with Section 9 of the Agreement) provided that Parexel shall inform Client immediately if, in its opinion, it receives an instruction from Client or any Client Designated-Vendor which infringes Data Protection Law; and

(i)

taking into account the nature of the Processing and the information available to Parexel, Parexel shall notify Client via email to dataprivacy@savara.com and dave.lowrance@savarapharma.com without undue delay, and no longer than [***], after becoming aware of any breach of Parexel security leading to the accidental or unlawful destruction, loss, alteration, breach, unauthorised disclosure of, or access to, Covered Data transmitted, stored or otherwise processed and provide Client with such reasonable co-operation and assistance as may be required to mitigate against the effects of, and comply with any reporting obligations which may apply in respect of, any such breach.

2.

Subject to Section 3 below, Parexel shall be entitled to engage sub-processors to Process Covered Data in connection with the provision of the Services, and Client hereby consents to such appointments provided that:

(a)

Parexel shall ensure that a written contract exists between Parexel and the sub-processor containing clauses equivalent to those imposed on Parexel in this Attachment E and Parexel is liable for the acts, omissions, breaches and duties of such sub-processor as if performed by Parexel itself; and

(b)

Parexel shall inform Client if it intends to replace a sub-processor or engage additional sub-processors and shall provide Client with an opportunity to object to such changes, in circumstances where Client objects to the change of a sub-processor in writing within [***] of receipt of the notice, the parties shall discuss the matter in good faith, it being understood that if Client fails to object within this [***] period, the sub-processor shall be deemed approved.

3.

No Covered Data shall be transferred outside of the European Economic Area by Parexel or any of its agents or sub-processors without the prior written consent of Client unless Parexel ensures that any such transfer is effected in a manner which is compliant with Data Protection Law  Client hereby consents to the transfer of Covered Data to Parexel, Client, their respective Affiliates and subprocessors, and to Sites, in any country.  Client hereby appoints Parexel as its agent to enter into EU Commission standard contractual clauses (in such form as they exist from time to time) on Client’s behalf for the transfer of Covered Data outside the EEA in connection with the processing of such data by Parexel as contemplated by this Agreement.